Exhibit 99.1

Aerpio Reports First Quarter 2017 Financial Results

May 16, 2017 08:00 AM Eastern Daylight Time

CINCINNATI—(BUSINESS WIRE) — Aerpio Pharmaceuticals, Inc. (“the Company”), a biopharmaceutical company focused on advancing first-in-class treatments for ocular diseases, today reported financial results for the first quarter ended March 31, 2017.

“In the first quarter, we announced our $40 million private placement and completed our reverse merger transaction,” said Joseph H. Gardner, CEO of Aerpio. “This new capital enables us to further the development of our product candidates, including the initiation of our planned Phase 2b clinical trial of AKB-9778 in patients with moderate to severe diabetic retinopathy. We look forward to the progress of this trial.”

Financial Highlights

As of March 31, 2017, the Company had cash and cash equivalents and short term investments of $35.2 million, compared to $1.6 million as of December 31, 2016. During the three months ended March 31, 2017, the Company received net proceeds of $37.2 million from the previously announced March 2017 financing as well as $0.3 million in January from an extension to the Aerpio senior secured convertible note financing in March 2016.

The following table summarizes our results of operations for the periods presented:

	Three Months Ended March 31,
	2017	2016
Operating expenses:
Research and development	$2,255,584	$2,989,558
General and administrative	2,504,001	1,215,885

Total operating expenses	4,759,585	4,205,443

Operating loss	(4,759,585)	(4,205,443)
Grant income	35,657	8,670
Interest (expense) income, net	(271,775)	1,078
Other income, net	—	997

Total other (expense) income, net	(236,118)	10,745

Net loss and comprehensive loss	$(4,995,703)	$(4,194,698)

The decrease in research and development expenses in the comparable three month periods was experienced across all three of the Company’s programs and was primarily attributable to the development stage of our AKB-9778 program and companywide discretionary cost constraints put in place during the 2017 period as the Company pursued financing alternatives.

The increase in general and administrative expenses in the three-month period ended March 31, 2017 compared to the three-month period ended March 31, 2016 was primarily attributable to legal and accounting costs associated with the reverse merger, private placement offering and related transactions.

Other expense in the three-month period ended March 31, 2017 is primarily related to interest on our convertible promissory notes that were outstanding during the period. There were no convertible promissory notes outstanding during the three months ended March 31, 2016.

Please refer to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 15, 2017 for a full set of our interim condensed consolidated financial statements for the three months ended March 31, 2017.

About Aerpio Pharmaceuticals

Aerpio Pharmaceuticals, Inc. is a biopharmaceutical company focused on advancing first-in-class treatments for ocular diseases. The Company’s lead program, AKB-9778, is a small molecule activator of the Tie2 pathway and is in clinical development for diabetic retinopathy.

Forward Looking Statements

This press release contains forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, the timeline of, and other developmental plans for, AKB-9778 for diabetic retinopathy or otherwise, the therapeutic potential of the Company’s product candidates, including AKB-9778, and the Company’s financial position. Actual results could differ from those projected in any forward-looking statements due to several risk factors. Such factors include, among others, the ability to raise the additional funding needed to continue to develop AKB-9778 or other product development plans, the inherent uncertainties associated with the FDA and drug development process, competition in the industry in which the Company operates and overall market conditions. These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents the Company files with the SEC available at www.sec.gov.

Investor & Media Contacts:

Aerpio Pharmaceuticals, Inc.

Dhaval Desai

Vice President of Medical Affairs

ddesai@aerpio.com

Burns McClellan, on behalf of Aerpio Pharmaceuticals, Inc.

Media: Justin Jackson

jjackson@burnsmc.com

Investors: Bill Slattery, Jr.

bslattery@burnsmc.com

AERPIO PHARMACEUTICALS, INC.

Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2017	2016
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$35,139,109	$1,609,694
Short-term investments	50,000	50,000
Accounts receivable	32,453	4,157
Prepaid research and development contracts	297,158	353,434
Other current assets	602,488	209,038

Total current assets	36,121,208	2,226,323

Furniture and equipment, net	138,147	149,595
Deposits	20,960	20,960

Total assets	$36,280,315	$2,396,878

Liabilities, redeemable convertible preferred stock, and stockholders´ equity (deficit)
Current liabilities:
Accounts payable and accrued expenses	$2,970,048	$2,470,970
Convertible notes	—	12,386,647

Total current liabilities	2,970,048	14,857,617
Commitments and contingencies
Redeemable convertible preferred stock (all classes)	—	73,757,890
Stockholders’ equity (deficit):
Common stock, $0.0001 par value per share; 300,000,000 and 17,440,436 shares authorized and 27,049,555 and 1,240,925 shares issued and outstanding at March 31, 2017 and December 31, 2016 respectively.	2,705	124
Additional paid-in capital	125,465,315	—
Accumulated deficit	(92,157,753)	(86,218,753)

Total stockholders’ equity (deficit)	33,310,267	(86,218,629)

Total liabilities, redeemable convertible preferred stock, and stockholders’ equity (deficit)	$36,280,315	$2,396,878

AERPIO PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

	Three months ended March 31,
	2017	2016
	(unaudited)
Operating expenses:
Research and development	$2,255,584	$2,989,558
General and administrative	2,504,001	1,215,885

Total operating expenses	4,759,585	4,205,443

Loss from operations	(4,759,585)	(4,205,443)
Grant income	35,657	8,670
Interest (expense) income, net	(271,775)	1,078
Other income, net	—	997

Total other (expense) income	(236,118)	10,745

Net loss and comprehensive loss	$(4,995,703)	$(4,194,698)

Reconciliation to net loss attributable to common stockholders:
Net loss and comprehensive loss	$(4,995,703)	$(4,194,698)
Accretion of preferred stock to redemption value	(943,297)	(1,015,371)

Net Loss attributable to common stockholders	$(5,939,000)	$(5,210,069)

Net loss per share attributable to common stockholders, basic and diluted	$(1.06)	$(7.07)

Weighted average number of common shares used in computing net loss per share attributable to common stockholders, basic and diluted	5,605,151	737,016